Exhibit (d)(3)

Execution version

June 10, 2020

CONFIDENTIAL

TO:	CFIP Goldfish Holdings LLC

Re: Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the date hereof, among CFIP Goldfish Holdings LLC, a Delaware limited liability company (“Parent”), CFIP Goldfish Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Finjan Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

1.                  Commitment. This letter agreement (this “Letter Agreement”) will become effective simultaneously with the execution and delivery of the Merger Agreement by Merger Sub, the Company and Parent. Upon the terms and subject to the conditions set forth herein, each of the entities that are parties hereto and named on Exhibit A (each, an “Investor” and collectively, the “Investors”) hereby commits, severally and not jointly, that, if and only if (i) each of the conditions set forth in Section 8.01 and Annex I of the Merger Agreement have been and continue to be satisfied or waived in writing by Parent as of the Expiration Date (other than those conditions that, by their nature, are to be satisfied at the Closing but which are then capable of being satisfied at the Closing) and (ii) the Closing would occur substantially concurrently with the funding of Commitment (as defined below), then such Investor shall, at the Closing, fund or cause to be funded (directly or indirectly) to Parent an amount equal to the product of (x) the percentage set forth opposite its name on Exhibit A (such Investor’s “Percentage”) and (y) the aggregate amount Parent and/or Merger Sub is required to pay under the Merger Agreement at the Closing as contemplated by Section 1.01(e) and Section 3.01(c) of the Merger Agreement (subject to any reduction in accordance with the terms in the immediately following sentence) (such aggregate amount, collectively, the “Commitment”), solely for the purpose of enabling payment of (1) the aggregate Offer Price for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer at the Acceptance Time and (2) the aggregate Merger Consideration for all shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares). If Parent does not require the entire amount with respect to which the Investors have made the Commitment to consummate the Offer and the Merger, including to the extent the Company’s cash on hand as of the Closing is sufficient to fund such amount, the Commitment shall be reduced accordingly.

2.                  Termination.

a.                   The obligation of each Investor to fund its portion of the Commitment will automatically terminate upon the earliest to occur of (i) the consummation of the Closing by the parties to the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the date that the Company or any of its Affiliates, or any of their respective Representatives acting on their behalf, asserts any claim against any Investor or any Non-Recourse Party (as defined below) in connection with the Merger Agreement or this Letter Agreement or the transactions contemplated hereby or thereby, other than any claim asserted or action commenced by the Company (including, for avoidance of doubt, any request or demand by the Company that Parent assert a claim or commence an action to enforce this Letter Agreement) against (A) any Investor seeking specific performance of the provisions of this Letter Agreement in accordance with and to the extent expressly permitted under Section 10.11 of the Merger Agreement or (B) Fortress Investment Group LLC to enforce the express provisions of the Confidentiality Agreement.

b.                  Upon termination of this Letter Agreement, each of the Investors and their respective Assignees (as defined below) shall have no further obligations and liabilities hereunder. This Section 2 and Sections 6 through 12 hereof shall survive any termination of this Letter Agreement.

3.                  Representations and Warranties. Each Investor hereby represents and warrants with respect to itself to Parent that, except as would not reasonably be expected to impair or delay the Investor’s performance of its Commitment hereunder in any material respect (a) it has necessary power and authority to execute, deliver and perform this Letter Agreement, (b) the execution, delivery and performance of this Letter Agreement by such Investor have been duly and validly authorized and approved by all necessary corporate, limited partnership or other requisite action by such Investor, (c) this Letter Agreement has been duly and validly executed and delivered by such Investor and constitutes a valid and legally binding obligation of such Investor enforceable against such Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, (d) the execution, delivery and performance of this Letter Agreement by such Investor do not and will not conflict with, breach or violate the terms of (i) any material contract to which such Investor is a party or by which it is bound, (ii) any applicable Law, or (iii) the organizational documents of such Investor, and (e) such Investor has uncalled capital commitments or otherwise has available funds in excess of the sum of its portion of the Commitment (as calculated in accordance with Section 1 above).

4.                  Assignment. The obligations of each Investor to fund the Commitment may not be assigned, except as permitted in this Section 4, and any assignment in violation of this Section 4 shall be void and of no force or effect ab initio. Each Investor shall have the right to assign all or a portion of its obligations to fund the Commitment to its Affiliates or affiliated funds or to entities managed by one of its Affiliates or one of its affiliated funds (any such assignee, an “Assignee”) and Parent shall have the right to assign its rights hereunder to any of its permitted assignees in accordance with Section 10.10 of the Merger Agreement, provided that in each of the foregoing cases, any such assignment shall not relieve the assigning party of its obligations under this Letter Agreement.

5.                  Third Party Beneficiaries. This Letter Agreement shall be binding on, solely inure to the benefit of and be enforceable by the Investors and Parent, and nothing set forth in this Letter Agreement shall be construed to confer upon or give to any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce, seek to enforce or cause Parent to enforce, the Commitment or any provisions of this Letter Agreement, provided, however, that the Company is hereby made a third party beneficiary of the rights granted to Parent under Sections 1, 3, 4, 5 and 12 of this Letter Agreement solely for the purpose of exercising its rights under Section 10.11 of the Merger Agreement (in accordance with the requirements, and subject to the limitations, set forth therein) to enforce or seek to enforce this Letter Agreement against each Investor in order to cause such Investor to fund its portion of the Commitment, and for no other purpose. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this Letter Agreement is referred to in the Merger Agreement, no Person other than (x) Parent and (y) the Company in the circumstances described in the immediately preceding sentence, shall have any rights or remedies against any Investor pursuant to this Letter Agreement.

6.                  No Recourse. Notwithstanding anything that may be expressed or implied in this Letter Agreement, Parent, Merger Sub and the Company, by their acceptance of the benefits hereof, each covenant, agree and acknowledge that no Person other than the parties hereto shall have any obligation hereunder and that, notwithstanding that any Investor may be a limited liability company or limited partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect director, officer, employee, agent, advisor, attorney, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, incorporator, Affiliate, representative, controlling Person, lender, other financing source, successor or assignee of such Investor or any former, current or future direct or indirect director, officer, employee, agent, advisor, attorney, general or limited partner, manager, member, stockholder, other direct or indirect beneficial owner, incorporator, Affiliate, representative, controlling Person, lender, other financing source, successor or assignee of any of the foregoing (such persons, collectively, other than Parent or the Investors, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil or otherwise, for any obligations of any of the Investors under this Letter Agreement or any documents or instruments delivered in connection herewith or in respect of any representations or warranties made or alleged to have be made in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligations or their creation.

7.                  Sole and Exclusive Remedy. The right to (a) cause Parent to enforce this Letter Agreement against each Investor, or (b) bring an action against any Investor seeking specific performance of the provisions of this Letter Agreement in accordance with and to the extent expressly permitted under Section 10.11 of the Merger Agreement, in each case in order to cause such Investor to fund its portion of the Commitment for the purpose of exercising its rights under Section 10.11 of the Merger Agreement (in accordance with the requirements, and subject to the limitations, set forth therein) is intended to be the sole and exclusive direct or indirect remedy available to the Company (but, for the avoidance of doubt, such sole and exclusive remedy shall not be available to any Affiliate of the Company including its stockholders or any of its other securityholders) against each Investor and any Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent breaches its obligations under the Merger Agreement, whether or not Parent’s breach is caused by any Investor’s breach of its obligations under this Letter Agreement; provided, however, that in the event of any dispute, proceeding or action arising out of or relating to this Letter Agreement (including any action by the Company seeking the specific performance of the Investors’ obligations hereunder), the prevailing party or parties in such dispute, proceeding or action, as determined by a final, non-appealable order by a court of competent jurisdiction, shall be entitled to receive from the non-prevailing party or parties such reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with any such dispute, proceeding or action.

8.                  Governing Law. This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Letter Agreement or the actions of Parent, each Investor and the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.                  Forum Selection. Each Investor and each of Parent and the Company hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware (the “Chosen Courts”) in the event any dispute arises out of or concerns this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (iii) agrees that it will not bring any action relating to this Letter Agreement or the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Letter Agreement and (v) agrees that each of the other parties shall have the right to bring any proceeding for enforcement of a judgment entered by the Chosen Courts. Each Investor and each of Parent and the Company agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Investor and each of Parent and the Company hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.09(c) of the Merger Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

10.                Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.

11.                Confidentiality. This Letter Agreement is for the benefit of, and may be relied upon by, the Company and shall not be used, circulated, quoted, disclosed or otherwise referred to in any document without the prior written consent of the Investors; provided that the Company may disclose this Letter Agreement without the prior written consent of the Investors (i) to the Company’s Representatives who need to know such information in connection with the transactions contemplated by the Merger Agreement, provided that the Company shall be responsible for ensuring that its Representatives adhere to the non-disclosure terms of this Letter Agreement as if such Persons were original parties hereto, or (ii) as required by applicable Law (including applicable securities Laws).

12.                Miscellaneous. This Letter Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investors or any of their respective Affiliates and Parent and its Affiliates with respect to the subject matter hereof. The terms of this Letter Agreement may not be modified or otherwise amended or waived, except pursuant to a written agreement signed by the parties hereto and the Company. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Letter Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Letter Agreement.

[Signature Pages Follow]

Very truly yours,

FORTRESS CREDIT OPPORTUNITIES FUND V (A) L.P.

By: FCO Fund V GP LLC, its general partner

By:	/s/ William A. Covino
Name: William A. Covino
Title: Chief Financial Officer

FORTRESS INTELLECTUAL PROPERTY FUND I (A) LP

By: FIP Fund I GP LLC, its general partner

By:	/s/ William A. Covino
Name: William A. Covino
Title: Chief Financial Officer

Acknowledged and agreed as of the date first above written:

CFIP GOLDFISH HOLDINGS LLC

By:	/s/ William A. Covino
Name: William A. Covino
Title:Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

INVESTORS

Investor	Percentage
Fortress Credit Opportunities Fund V (A) L.P.	50%
Fortress Intellectual Property Fund I (A) LP	50%